                              Caruso & Caruso
                       Certified Public Accountants, P.A.
                     6971 North Federal Highway, Suite 402
                           Boca Raton, Florida 33487
                                  561-995-1070

August 13, 2001

Mr. Max Apple, President/Chairman
International Mercantile Corporation
PO Box 340
Olney, MD 20830

Dear Mr. Apple:

I have received and reviewed the Form 8-K dated August 10, 2001 reporting in
Item 4 the events which transpired on May 30, 2001 relating to the Board of
Directors of International Mercantile Corporation's dismissal of our firm as auditors.

I have reviewed Item 4 of such 8-K and have no disagreements with the position of the Registrant as stated therein.

Additionally, please find enclosed a copy of our revised letter dated August 13,
2001 pursuant to Section 304(a) regarding the Registrant.

Sincerely,

/s/ Michael A. Caruso
Michael A. Caruso, C.P.A
President